Exhibit 99.1

June 14, 2013

FOR IMMEDIATE RELEASE

HDS International Announces Financing Agreement and Awareness Consultant

PROVIDENCE, RI, June 14, 2013/PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a carbon capture, carbon sequestration and algae biomass production company, today announced that it has entered into a funding agreement.

Under the terms of the agreement, the Company has borrowed $32,500 in the form of a convertible promissory note, due and payable December 7, 2014.  The note bears simple interest at 8.0%, and may be repaid in cash or converted into shares of the Company’s common stock, subject to terms and conditions.

In furtherance of the Company’s growing number of business interests, HDS also announced today that it is reviewing its investor relations and business development efforts, and has engaged Morningstar Corporate Communications as an IR and business development consultant.

For additional information about the Company, please visit www.hdsicorp.com, or refer to the Company’s regulatory filings at www.sec.gov.

About HDS International Corp.

HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture, biosequestration and algae biomass production solutions, for the production of renewable energy, carbon capture and reutilization, and bioproducts.  Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy and environmental and eco-sustainability.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com